Exhibit (a)(1)(v)

Form of Promissory Note

BLACKSTONE REAL ESTATE INCOME MASTER FUND

Dated: [insert date]

FOR VALUE RECEIVED, Blackstone Real Estate Income Master Fund (“Payor” or the “Company”), a Delaware statutory trust, hereby promises to pay to the investor(s) listed on Schedule A hereto (each a “Payee” and collectively the “Payees”) the Payment Amount (as defined in Section 2) on the terms and subject to the conditions set forth herein.

This promissory note (this “Note”) is being issued so that Payor may repurchase common shares of beneficial interest of the Payor, $0.001 par value per share (“Shares”), (the “Repurchased Shares”) from each of the Payees pursuant to the terms and subject to the conditions set out in the Offer to Repurchase dated February 19, 2020 and the Letter of Transmittal submitted by each Payee (which Offer to Repurchase and Letter of Transmittal, together with any amendments or supplements thereto collectively constitute the “Offer”). This Note is not negotiable and is not interest-bearing.

1. General Payment Provisions. The Payor will pay each Payee the applicable Payment Amount under this Note in two installments in such currency of the United States of America as will be legal tender at the time of payment. The applicable payment under this Note will be made by wire transfer to each Payee’s account at the applicable Payee’s authorized agent as previously identified to Payor by each Payee.

The Company may decide, in its discretion, to make payment in cash, or by the distribution of securities in kind or partly in cash and partly in kind.

2. Payment. The “Payment Amount” for each Payee will be an amount equal to the value of such Payee’s Repurchased Shares determined as of March 31, 2020 or such later date as may be determined by the Fund if the Offer is extended (the “Valuation Date”) reduced by the Early Withdrawal Fee (as defined herein), if applicable. The Payor will make a two-part payment under this Note as follows:

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the first payment will be an initial payment equal to 95% of the unaudited net asset value of the Shares tendered by such Payee and repurchased by the Payor, determined as of the Valuation Date (the “Initial Payment”), which will be paid to the applicable Payee, unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, on the later of: (a) 30 days after the Valuation Date or (b) if the Company has requested the repurchase of all or a portion of its investments in order to fund the repurchase of Shares, ten (10) business days after the Company has received at least 95% of the aggregate repurchase amount; and

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the second payment will be a contingent payment (the “Contingent Payment”) equal to the excess, if any, of: (a) the net asset value of the Shares tendered as of the Valuation Date and repurchased as of the Valuation Date over (b) the Initial Payment; such Contingent Payment to be payable promptly after completion of the Company’s next annual audit.

Repurchased Shares that were repurchased in a tender offer with a Valuation Date that is within the 12 month period following the initial issue date of such Shares being tendered are subject to an “early withdrawal fee” (the “Early Withdrawal Fee”) at a rate of 2% of the aggregate net asset value of such Shares. The Early Withdrawal Fee will reduce the Initial Payment and the Contingent Payment by the amount of the fee.

For the avoidance of doubt, the rights of each Payee under this Note are separate and severable from the rights of each other Payee. No Payee is entitled to receive a Payment Amount that is payable to another Payee.

3. Optional Prepayment. This Note may be prepaid, without premium, penalty or notice, at any time or from time to time.

4. Events of Default.

(a) The occurrence of any of the following events shall be deemed to be an “Event of Default” under this Note:

(i) The Payor defaults in payment when due and any such default continues for a period of thirty (30) business days; or

(ii) (1) The Payor commences any proceeding or other action relating to the Company in bankruptcy or seeks reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of the Company or the debts of the Company under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; (2) the Payor applies for, or consents or acquiesces to, the appointment of a receiver, conservator, trustee or similar officer for the Company or for all or substantially all of the property of the Company; (3) the Payor makes a general assignment for the benefit of creditors of the Company; or (4) the Payor generally admits in writing its inability to pay its debts with respect to the Company as they become due and payable; or

(iii) (1) The commencement of any proceeding or the taking of any other action against the Company in bankruptcy or seeking reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of the Company or the debts of the Company under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or (2) the appointment of a receiver, conservator, trustee or similar officer for the Payor or for all or substantially all of the property of the Company and the continuance of any such event for sixty (60) days undismissed, unbonded or undischarged.

(b) Upon the occurrence of an Event of Default, the entire unpaid amount of this Note outstanding shall become immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, and without any action on the part of a Payee.

5. Automatic Termination of this Note. Immediately upon the full payment or discharge of the Payment Amount to a Payee, this Note shall automatically terminate and be of no force or effect, without any action by the parties hereto or otherwise, with respect to such Payee.

6. Miscellaneous.

(a) Governing Law; Consent to Jurisdiction. This Note and the rights and remedies of the Payor and the Payees will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within such State, without regard to the conflict of laws principles of such State. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court located within the County of New York, State of New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(b) Notices. All communications under this Note will be given in writing, sent by telecopier or registered mail to the address set forth below or to such other address as such party will have specified in writing to the other party hereto, and will be deemed to have been delivered effective at the earlier of its receipt or within two (2) days after dispatch.

If to Payor, to:	Blackstone Real Estate Income Master Fund 345 Park Avenue, New York, New York 10154 Telephone: (212) 583-5000 Attention: Leon Volchyok, Chief Legal Officer, Chief Compliance Officer and Secretary

If to Payee, to:	See Schedule A

(c) Severability, Binding Effect. Any provision of this Note that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(d) Amendment; Waiver. No provision of this Note may be waived, altered or amended with respect to an applicable Payee, except by written agreement between the Payor and such Payee.

(e) Waiver of Presentment. Payor hereby waives presentment, protest, demand for payment and notice of default or nonpayment to or upon Payor with respect to this Note.

(f) Entire Agreement. This Note and the Offer set out the entire agreement between the parties and supersede any prior oral or written agreement between the parties.

(g) Delaware Statutory Trust: The obligations of the Company under this Note are not binding upon any trustee or Shareholder of the Company personally, but bind only the Company and the Company’s property. A copy of the Certificate of Trust of the Company is on file with the Secretary of State of Delaware, and notice is hereby given that this instrument is executed on behalf of the trustees of the Company as trustees and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or Shareholders individually, but are binding only upon the trust property of the Company.

IN WITNESS WHEREOF, Payor has duly caused this Note to be duly executed as of the date first above written.

BLACKSTONE REAL ESTATE INCOME MASTER FUND

By:
Name:
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